Exhibit 10.8

TERMINATION, SETTLEMENT AND RELEASE AGREEMENT

This TERMINATION, SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Golden Phoenix Minerals, Inc., a Nevada corporation (“GPXM”) and Win-Eldrich Gold, Inc. (“WEG”) and Win-Eldrich Mines Limited, parent company of WEG (“WEX”), effective as of August 14, 2011 (“Effective Date”).  The parties hereto may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, GPXM is the holder of that certain Series A Limited Recourse Secured Promissory Note, dated April 15, 2010, issued and outstanding by WEG, a copy of which is attached hereto as Exhibit A (the “Note”) and the provisions of which are hereby incorporated herein by reference;

WHEREAS, pursuant to the preliminary discussions and negotiations between the Parties contained in that certain letter of intent dated March 3, 2011, as amended July 27, 2011 (together, the “LOI”) attached hereto as Exhibit B and incorporated herein by reference, GPXM and WEG now desire to cancel the Note and settle the obligations of WEG contained therein pursuant to the binding terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the agreements, mutual covenants and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.           Termination and Settlement of Note.  On the Closing Date (defined hereafter) GPXM will surrender all right, title and interest in and to the Note, forgive and forever discharge any and all current and remaining obligations and liabilities of WEG owed and incurred under the Note, and deliver the original Note to WEG for cancellation (or such evidence reasonably satisfactory to the Parties that the original Note is lost, destroyed or otherwise unattainable).

2.           Closing Date.  For purposes of this Agreement the “Closing Date” shall be the date on which all of the Closing Conditions (defined hereafter) shall be fully and finally completed and satisfied, but in no event later than October 31, 2011 (the “Outside Closing Date”).

3.           Closing Conditions of Parties.

(a)         Closing Conditions.  As contemplated herein and for purposes of this Agreement “Closing Conditions” shall mean and include WEG’s obligations to complete and satisfy the all of the following:

  (i)           Shares Held by WEG. WEG shall assign, transfer and convey to GPXM all right, title and interest in and to those certain 1,250,000 shares of American Mining

  Corporation common stock currently held in WEG’s name (the “AMC Shares”), at a deemed valuation of $0.25 per share, so long as the Closing Date occurs on or before the Outside Closing Date.  Such AMC Shares shall be held in trust for the benefit of GPXM, pursuant to Section 3(b) below, until such time as any applicable holding periods under U.S. securities laws have been duly satisfied.

  (ii)          Shares of WEG Parent Corporation.  WEX shall issue or cause to be issued to GPXM 3,000,000 shares of its common stock (the “WEX Shares”) on or before the Closing Date.

  (iii)         WEX Board Seat.  WEX shall grant and issue GPXM an irrevocable right to designate and appoint one (1) individual to serve on the Board of Directors of WEX, with GPXM to present any proposed candidate and credentials to WEX for prior evaluation and approval, such approval not to be unreasonably withheld.  The appointment of a GPXM representative to the Board of WEX shall be evidenced, for purposes of satisfaction of this Closing Condition, by resolutions duly adopted and approved by the Board of Directors of WEX of the appointment of such individual designated by GPXM.  The right granted hereby, and GPXM representative appointed, shall be subject to WEX corporate governance standards and shall expire at such time as GPXM’s holding of WEX Shares is less than 1,000,000, as appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction.

  (iv)         Ashdown Project NSR.  WEG shall issue or cause to be issued to GPXM a 2% net smelter royalty return (“NSR”) from the operations conducted by or on behalf of Ashdown Project, LLC, a Nevada limited liability company (“Ashdown”), to which WEG is the managing member, with respect to such mining properties held by Ashdown, such NSR in substantially the form attached hereto as Exhibit C, and incorporated herein by reference.  The first 1% of such NSR shall be subject to a WEG purchase option at a fixed purchase price of $1,000,000, and the remaining 1% of such NSR shall be subject to a WEG purchase option at a purchase price of no more than $2,000,000.

  (v)          Tetra and DRC Liabilities.  All existing or construed to exist liabilities and obligations of GPXM created or related to Tetra and DRC, as fully disclosed and further defined in that certain Membership Interest Purchase Agreement by and between GPXM and WEG dated May 9, 2009 (the “Purchase Agreement”), shall be fully and finally assumed by WEG, and GPXM shall be forever released from all current or future liabilities or obligations related thereto or arising therefrom, to be evidenced by execution of the releases and indemnification provided for in this Agreement.

  (vi)         Regulatory Approval.  WEG and WEX shall each provide evidence of such regulatory approval(s) as may be required to effectuate the terms of this Agreement or shall provide a certification of its principal executive officer that regulatory approval is not required.

(b)         Survival of Note; Payments.  In the event WEG and/or WEX are unable to satisfy all of the Closing Conditions set forth above in Sections 3(a)(i)-(vi) on or before the Outside Closing Date, the Note shall remain in full force and effect according to its original terms, including the continued security interest of GPXM granted thereby.  GPXM hereby agrees that in exchange for the placement in trust of the AMC Shares, no further payments of principal and interest under the Note will be required between the Effective Date and the Closing Date, so long as the Closing Date occurs on or before the Outside Closing Date.  In the event the Closing Date does not timely occur, the AMC Shares shall be returned to WEG from trust and monthly payments of principal and interest shall resume under the Note commencing on the first of the month following the Outside Closing Date, unless extended by the written mutual agreement of the Parties, with such monthly payment schedule set forth in the exhibits to the Note to be modified and extended to account for the number of monthly payments not made during the course of negotiations of this Agreement.

4.           Representations, Warranties and Covenants of GPXM.  GPXM hereby represents, warrants and covenants as follows:

(a)           Authorization.  GPXM has all legal authority and is authorized to execute this Agreement and perform all of its obligations contained herein.

(b)           Consents.  No consent, approval, order or other authorization of, registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required in connection with this Agreement or effecting the Closing Conditions.

(c)           Conflicts.  The execution and delivery of this Agreement does not conflict with, violate, result in or create any encumbrance which will affect GPXM’s performance in accordance with the provisions herein.

(d)           Release of Security Interest.  On the Closing Date or as soon as is reasonably practicable thereafter following satisfaction of the Closing Conditions GPXM agrees to execute and deliver, and otherwise consent to any release and termination of security interests to the Collateral (defined in the Note), including, but not limited to, any UCC termination statement or Deed of Trust assignment or cancellation.

5.           Representations, Warranties and Covenants of WEG and WEX.  WEG and WEX hereby jointly and severally represent, warrant and covenant to GPXM as follows:

(a)           Authorization.  WEG has all legal authority and is authorized to execute this Agreement and perform all of its obligations contained herein.

(b)           Consents.  Except as set forth in Disclosure Schedule 5(b), no consent, approval, order or other authorization of, registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required in connection with this Agreement or effecting the Closing Conditions.

(c)           Conflicts.  The execution and delivery of this Agreement does not conflict with, violate, result in or create any encumbrance which will affect WEG’s or WEX’s performance in accordance with the provisions herein.

(d)           Compliance with Law.  WEG is in material compliance with all applicable statutes, laws, regulations or orders necessary to carry out and conduct its business operations and to enter into this Agreement.

(e)           Issuance of WEX Shares.  Upon issuance and payment of consideration therefor in accordance with the terms and conditions of this Agreement, the WEX Shares, shall be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of common stock of WEX.

(f)           AMC Shares.  WEG is the sole owner and holder of the AMC Shares, free and clear of all taxes, liens and charges, such AMC Shares having been validly issued, fully paid and nonassessable upon original issuance.  Except for compliance with applicable holding periods under U.S. Securities laws, the transfer, sale and assignment of the AMC Shares to GPXM will not result in any conflict with or violate any third party agreements, nor any law, rule or regulation, result in or create any encumbrance, which will affect such transferability.

(g)           Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of WEG or WEX, threatened against or affecting WEG or WEX, or their respective subsidiaries, officers or directors in their capacities as such, which could reasonably be expected to have a material adverse effect on WEG or WEX or their respective abilities to fulfill their obligations under this Agreement.

(h)           Indemnification.  In consideration of GPXM’s execution of this Agreement, and, upon the Closing Date, complete and full forgiveness of the Note, WEG (including WEX) shall defend, protect, indemnify and hold harmless GPXM and all of its affiliates, shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (a) Tetra or DRC, as defined and further described in the Purchase Agreement, (b) any misrepresentation or breach of any representation or warranty made by WEG in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of Tetra or DRC, this Agreement or any other certificate, instrument or  document contemplated hereby or thereby, other than with respect to Indemnified Liabilities which directly and primarily result from the gross negligence or willful misconduct of the Indemnitee.

6.           Mutual Releases, Termination and Satisfaction of the Note.  In consideration of the provisions and undertakings contained in this Agreement, and upon satisfaction of the Closing Conditions, on the Closing Date, GPXM and WEG, and their respective members, partners, associates, successors, affiliates, co-venturers, heirs, executors, administrators, officers, directors, shareholders, successors and assigns, mutually fully, finally, unconditionally and forever release and discharge each other from any and all claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities, duties, of any nature, arising from, or relating to, the Note.

7.           General Release Waiver.  The Parties acknowledge that they have read and had the opportunity to be advised by legal counsel and are familiar with the provisions of this Agreement and the general release provisions of Section 6, which extends to any claims, demands, losses, damages, causes of action, debts, liabilities, obligations, liens, costs, expenses, attorneys’ fees, indemnities or duties of any nature whether now known or unknown, and understand that to the extent any applicable law provides that a general release does not extend to such claims which the Parties do not know or suspect to exist in their favor at the time of executing the release, the Parties hereby expressly waive any and all rights they have thereunder.  The Parties understand and acknowledge the significance and consequence of the specific waiver of any such statutory provisions available, and hereby assume full responsibility for any damage, losses or liabilities that they may hereafter discover.

________________________	_________________________
GPXM	WEG
(initials)	(initials)

[Remainder of Page Intentionally Left Blank]

8.           Miscellaneous.

(a)           Notices.  Unless otherwise instructed in writing, any notice or other communication between the Parties shall be directed to such respective Party’s address indicated on the signature page hereto.

(b)           Survival of Representations and Warranties.  All representations and warranties of the Parties contained herein shall survive the execution and delivery of this Agreement and the Closing Date.

(c)           Attorney’s Fees.  Each Party shall bear its own attorneys’ fees and costs incurred in connection with the settlement and termination of the Note and the preparation of this Agreement.  In the event that any Party commences an action to enforce or interpret this Agreement, or for any other remedy based on or arising from this Agreement, the prevailing Party therein shall be entitled to recover its reasonable and necessary attorneys’ fees and costs incurred.

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict of law provisions.

(e)           Jurisdiction and Venue.  The Parties hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Nevada, County of Washoe in connection with any controversy or dispute related to or arising from this Agreement; (ii) waive any argument that venue in any such forum is not convenient, (iii) agree that any litigation initiated by either Party in connection with this Agreement or any related documents may be venued in either the state or federal courts located in the State of Nevada; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f)           Complete Agreement.  This Agreement, together with the LOI, constitutes the entire understanding and agreement between the Parties hereto regarding the subject matter hereof and supersedes any and all prior or existing understandings, agreements or representations, whether written or oral.

(g)           Amendments; Modifications.  This Agreement may not be amended, supplemented or otherwise modified without the express written mutual agreement of the Parties.

(h)           Construction.  The terms and conditions of this Agreement shall be construed as a whole instrument according to its fair meaning and not strictly for or against any party.  The Parties acknowledge that each has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, including any amendments.

(i)           Severability.  In the event that any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the validity or enforceability of the remaining provisions, which shall remain in full force and effect.

(j)           Taxes and Withholding.  The Parties agree that each is wholly and solely responsible for its own evaluation of any legal or financial obligations related to tax or withholding liability.

(k)          Further Assurances.  The Parties agree to execute and deliver any and all such instruments of conveyance, transfer, assignment and indemnification and to take such further actions as deemed necessary or advisable to perform, fully carry out and effect the Closing Conditions.

(l)           Failure to Perform.  As further set forth in Section 3(b), in the event the Closing Conditions are not completed by the Outside Closing Date, the Note shall remain in full force and effect without regard to the subject matter of this Agreement or the LOI.

(m)         Successors and Assigns.  This Agreement and the provisions herein shall bind and inure to the benefit of the respective assigns and successors of the Parties.

(n)         Counterparts.  This Agreement may be executed in counterparts (including copies sent via electronic format and transmission), each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, execute this Agreement as of the date first set forth above.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

______________________________________
By:  Thomas Klein
Its:  Chief Executive Officer

Address for Notice:
1675 East Prater Way, #102
Sparks, NV 89434

WIN-ELDRICH GOLD, INC.

____________________________________
By:  Perry Muller
Its:  President

Address for Notice:
227 North 9th Street
Suite 200
Lincoln, NE  68508

WIN-ELDRICH MINES LIMITED

____________________________________
By:  Perry Muller
Its:  President

Address for Notice:
227 North 9th Street
Suite 200
Lincoln, NE  68508

Exhibit A

Note

Exhibit B

LOI

Exhibit C

TERMS OF NSR

The following terms shall govern the payment of the net smelter return royalty payable to GPXM, its successors and assigns, or designee interest holder in that certain real property owned or controlled by Ashdown as set forth in the exhibits to that certain Operating Agreement of Ashdown, as amended (the “Ashdown Property”), as contemplated by Section 3(a)(iv) of the Agreement:

1.	In this exhibit:

(a)
"Metal Price" means for any Product, except molybdenum as set forth below, the lower of the "LME cash" or the "3 months" price as per the Metal Bulletin published by the London Metal Exchange.  With respect to any molybedum-based Product, the Metal Price shall be based on the Metals Weekly price as published by Platt’s. Notwithstanding the foregoing, in determining the Net Smelter Return, actual contract prices shall be utilized, so long as based on the Metal Price, subject to industry standard discounts, such contracts to be previously disclosed to Payee.  If trading on the London Metal Exchange is discontinued or interrupted, the Owner shall utilize a comparable commodity quotation, reasonably acceptable to the Payee, for the purposes of calculating the Net Smelter Returns;

(b)
"Net Smelter Returns" means for any period, the gross proceeds received by the Owner for all Product that is irrevocably and unconditionally sold by the Owner and credited to the account of the Owner by a smelter, refiner or other bona fide purchaser during the subject period (without deduction in respect of any other royalty in respect of the Ashdown Property) less the following expenses if actually incurred by the Owner:

(i)
sales, use, gross receipt and severance taxes and all mining taxes, payable by the Owner or other operator of the Ashdown Property, that are based directly upon, and actually assessed against, the value or quantity of Product sold or otherwise disposed of from the Ashdown Property; but excluding any and all taxes based upon the net or gross income of the Owner or other operator of the Ashdown Property, the value of the Ashdown Property or the privilege of doing business, and other taxes assessed on similar basis;

(ii)
charges and costs, if any, for transportation (including but not limited to, direct insurance costs while in transit) of the Product from the Ashdown Property to places where such Product are smelted, refined and/or sold or otherwise disposed of; and

(iii)
charges, costs (including assaying, sampling and sales costs) and all penalties, if any, charged by a smelter or refiner of the Product; but, if smelting and/or refining are carried out in facilities owned or controlled, in whole or in part, by the Owner, then the charges and costs for such smelting or refining of such Product shall be the lesser of: (A) the charges and costs the Owner would have incurred if such smelting or refining was carried out at the facilities that are not owned or controlled by the Owner and that are offering comparable services for comparable products; and (B) the actual charges and costs incurred by the Owner with respect to such smelting and refining;

(c)	"Owner" means the party paying the Royalty;

(d)	"Payee" means the party receiving the Royalty;

(e)	"Processor" means any smelter, refiner or other processor, purchaser or other user of the Product.

(f)
"Product" means all metals and minerals mined or otherwise recovered from the Ashdown Property, whether in the form of doré, concentrates, tailings or otherwise, and all beneficiated or derivative products thereof;

(g)
"Royalty" means the amounts payable from time to time to the Payee and calculated as 2% of Net Smelter Returns (subject to an option in favor of the Owner to acquire 1% of such 2% royalty for an aggregate purchase price of $1,000,000, and a further option in favor of the Owner to acquire the remaining 1% at a purchase price of no more than $2,000,000), as described in Section 3(a)(iv) of this Agreement.

2.
Payment of the Royalty by the Owner to the Payee shall be made periodically within fifteen (15) days after receipt by the Owner of any funds pertaining to the Ashdown Property from any smelter or refiner.  A statement containing pertinent information in sufficient detail to explain the calculation of the Royalty payment will be provided to the Payee within 30 days following the end of each fiscal quarter (the "applicable period") of the Owner.

With respect to precious metals produced from the Ashdown Property, the Payee may, at its option, elect to receive payment of the Royalty in-kind at the time such precious metals are produced at the refinery where the final product is produced.  The value of any in-kind payment of the Royalty hereunder shall be based on the Metal Price at the time the Royalty payment is due and payable.

Disclosure Schedule

Schedule 5(b)

•	Issuance of WEX Shares is subject to Canadian regulatory approval, including that of the TSX Venture Exchange.
•	WEX Shares will be subject to a minimum 4-month holding period requirement pursuant to Canadian securities laws.